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Exhibit 11

                 STATEMENT RE: COMPUTATION OF EARNINGS PER SHARE



                                                                       FOR THE THREE MONTHS ENDED
                                                                              MARCH 31, 1997     (Restated)
                                                             -------------------------------------------------
                                                                                                 ASSUMING
                                                                  PRIMARY                      FULL DILUTION
                                                             -----------------               -----------------
Weighted average of outstanding shares                              32,172,963                      32,172,963

Common equivalent shares:
     Outstanding stock options                                         646,469                         646,469

Other potentially dilutive securities:                                     N/A                             N/A
                                                             -----------------               -----------------

Shares used in computing net income per share                       32,819,432                      32,819,432
                                                             =================               =================

Net income                                                   $       2,307,000               $       2,307,000

Adjustments assuming full dilution:                                        N/A                             N/A
                                                             =================               =================

Net income                                                   $       2,307,000               $       2,307,000
                                                             =================               =================

Net income per share                                         $            0.07               $            0.07

Dilution percentage assuming full dilution (1)                             N/A                             0.0%

Net income per share                                         $            0.07               $            0.07
                                                             =================               =================


NOTES:

(1) Dilution caused by common stock equivalents and other potentially dilutive securities that is less than 3% is considered immaterial, and only primary earnings per share is presented in the accompanying condensed consolidated statement of earnings.


Note- Subsidiary stock options that enable holders to obtain the subsidiary's common stock pursuant to effective stock option plans are included in computing the subsidiary's earnings per share, to the extent dilutive. These earnings per share data are included in the company's per share computations, to the extent dilutive, based on the Company's holdings of the subsidiary's stock. For the three months ended March 31, 1997, all such subsidiary stock options were anti-dilutive.





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